UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2006

LYDALL, INC.

(Exact name of registrant as specified in its charter)

Commission file number: 1-7665

Delaware	06-0865505
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Colonial Road, Manchester, Connecticut	06042
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (860) 646-1233

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

The following information is included in this document as a result of Lydall, Inc.’s (the “Company”) policy regarding public disclosure of corporate information. At an investors/analyst meeting on March 21, 2006 a question was asked regarding the Company’s gross margin percentage target in the near term, specifically if the Company’s 30% target previously disclosed remains attainable. The response given by the Company was that based on the current condition of the filtration/separation market and the relative size of the automotive business, which traditionally has lower margins, the target would not be achievable in the near term. When asked in what range the gross margin percentage would be, the answer from the Company was that, in the near term, the gross margin percentage would reach 25% to 26%, and correspondingly, the operating income percentage would reach 6% to 8%. It was further stated by the Company, however, that this range of percentages is not necessarily the projection for 2006.

The answers to the questions contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors. Stockholders are referred to Lydall’s 2005 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors,” which outline certain risks regarding the Company’s forward-looking statements. Such risks include, among others: a major downturn of the automotive market, dependence on large customers, pricing for automotive products, unforeseen changes in raw material pricing, energy pricing, inherent risks at international operations, new product introductions and product performance, and compliance with environmental laws and regulations. The Company does not undertake to update any forward-looking statements made in the Annual Report on Form 10-K or that may from time to time be made by or on behalf of the Company. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LYDALL, INC.

March 23, 2006	By:	/s/ Thomas P. Smith
Thomas P. Smith Vice President, Chief Financial Officer and Treasurer

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